Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATE: May 20, 2014

Media Relations

CONTACT: Christina Sutter

PHONE: 724-539-5708

Investor Relations

CONTACT: Quynh McGuire

PHONE: 724-539-6559

Kennametal Names Industrial and Infrastructure Business Leaders:

Jeswant Gill Recruited to Lead Industrial Segment

James Kohosek Promoted to Lead Infrastructure Segment

LATROBE, Pa., May 20, 2014 – Kennametal Inc. (NYSE: KMT) today announced the appointment of two executives, one recruited externally and another promoted from within, to lead its principal business segments.

Effective June 9, 2014, Mr. Jeswant Gill, age 51, will become Kennametal vice president and executive vice president of the Industrial segment, with global responsibility for the business, which comprises approximately 55 percent of revenue. In this role, Gill will lead the unit’s growth in diverse industries served by Kennametal and WIDIA metalworking solutions and services. He will replace current Industrial segment leader John Tucker, who plans to retire at the end of the calendar year.

With more than 25 years of industry experience, Gill recently served as vice president, Global Services Industrial Technologies, at Ingersoll-Rand Company. Previously, he was president of the firm’s Security Technologies business in the Asia-Pacific region. He also has held leadership positions in Asia and North America with Invensys PLC and Johnson Controls Inc.

Gill earned both a Bachelor of Science in Engineering Physics and Master of Business Administration at Queen’s University in Kingston, Ontario. The business provides tooling technologies and services for the transportation, general engineering and aerospace industries.

On July 1, 2014, Mr. James Kohosek, age 55, will be promoted to the position of Kennametal vice president and executive vice president of the Infrastructure segment, with global responsibility for growth of the company’s engineered products and life-extending surface technologies for customers in earthworks, energy and process industries.

Kohosek joined Kennametal in September 2008 and has more than 30 years of experience in the industry. He currently serves as vice president, Global Surface Technologies. Among prior positions at Kennametal, he served as vice president for the global transportation industry and as vice president of the general industrial unit. Before joining Kennametal, he was vice president and chief finance officer of Ingersoll-Rand Company’s Industrial Technologies business.

Kohosek has a Bachelor of Science in Accounting and Finance from Shippensburg University and executive MBA at the University of Utah.

Both Gill and Kohosek will report to Kennametal Chairman, President and CEO Carlos Cardoso.

Celebrating more than 75 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers seeking peak performance in demanding environments. The company provides innovative wear-resistant products, application engineering and services backed by advanced material science, serving customers in 60 countries across diverse sectors of aerospace, earthworks, energy, industrial production, transportation and infrastructure. With approximately 14,000 employees and nearly $3 billion in sales, the company realizes half of its revenue from outside North America, and 40% globally from innovations introduced in the past five years. Recognized among the “World’s Most Ethical Companies” (Ethisphere); “Outstanding Corporate Innovator” (Product Development Management Association); and “America’s Safest Companies” (EHS Today) with a focus on 100% safety, Kennametal and its foundation invest in technical education, industrial technologies and material science to deliver the promise of progress and economic prosperity to people everywhere at www.kennametal.com.

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